Exhibit 9

TERMINATION OF STANDSTILL AGREEMENT

THIS TERMINATION OF STANDSTILL AGREEMENT (“Termination”), effective this 25th day of October, 2007, is made by and between American Physicians Capital, Inc., a Michigan corporation (“ACAP”), on the one hand, and Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value, LLC, Joseph Stilwell, John Stilwell and Spencer L. Schneider (collectively, the “Stilwell Group”) on the other.

WHEREAS, ACAP and certain members of the Stilwell Group are parties to a Standstill Agreement, effective November 10, 2004 (the “Standstill Agreement”); and

WHEREAS, ACAP and the Stilwell Group have agreed that it is in their mutual interests to terminate the Standstill Agreement as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.        The Standstill Agreement is hereby terminated in all respects, effective as of the date hereof; provided that Section 9(c) of the Standstill Agreement shall survive such termination as contemplated therein.

2.         Notwithstanding anything in the Standstill Agreement to the contrary, Joseph Stilwell and Spencer Schneider shall not be required to tender their resignations from the Board of Directors of ACAP (or any committee thereof) solely as a result of the termination of the Standstill Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Termination as of the day and year first above written.

AMERICAN PHYSICIANS CAPITAL, INC.	/s/ Spencer L. Schneider
Spencer L. Schneider
/s/ R. Kevin Clinton
By: R. KEVIN CLINTON President and CEO	/s/ Joseph Stilwell
Joseph Stilwell

STILWELL VALUE PARTNERS II, L.P.	STILWELL VALUE, LLC
/s/ Joseph Stilwell	/s/ Joseph Stilwell
By: STILWELL VALUE LLC General Partner, by Joseph Stilwell, Managing and Sole Member	By: JOSEPH STILWELL Managing and Sole Member

STILWELL VALUE PARTNERS V, L.P. /s/ Joseph Stilwell
By: STILWELL VALUE LLC General Partner, by Joseph Stilwell, Managing and Sole Member

STILWELL ASSOCIATES, L.P. /s/ Joseph Stilwell
By: STILWELL VALUE LLC General Partner, by Joseph Stilwell Managing and Sole Member

STILWELL PARTNERS, L.P. /s/ Joseph Stilwell
By: JOSEPH STILWELL General Partner

/s/ John Stilwell
John Stilwell